UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 14, 2011
GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
310 N. State Street, Suite 208
Lake Oswego, Oregon 97034
(Address of Principal Executive
Offices) (Zip Code)
Registrant’s telephone number, including area code: (855) 855-4253
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On November 14, 2011, Galena Biopharma, Inc. (“we,” “us,” “our,” “Galena” or the “Company”) was notified by The Nasdaq Stock Market that for the last 30 consecutive business days the closing bid price of our common stock has been below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market. Our Common Stock trades on The Nasdaq Capital Market under the symbol “GALE.”
     The notice states that we will have 180 calendar days, or until May 14, 2012, to regain compliance with the minimum bid price requirement. To regain compliance, the bid price of our common stock must close at $1.00 per share or above for a minimum of 10 consecutive business days any time before May 14, 2012.
     The notice also states that, in the event we do not regain compliance by May 14, 2012, we may be eligible for additional time. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If we meet these requirements, we will be granted an additional 180 calendar days from May 14, 2012 to avoid delisting.
     There is no assurance as to the price at which our common stock will trade. If our common stock continues to trade below the minimum bid price required for continued listing, our board of directors will consider our options to regain compliance with the continued listing requirements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2011	GALENA BIOPHARMA, INC.
	By:	/s/ Mark J. Ahn
Mark J. Ahn
President, Chief Executive Officer and Chief Financial Officer

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